CONSENT

     I, Thomas Monahan, hereby consent to the use of my report dated February 10, 2000, relating to the audited financial statements for period from inception (February 2, 2000) to March 31, 2000 in a registration statement on SB-2 of Blue Thunder Corp. to be filed with the Securities and Exchange Commission.


June 26, 2000


                                      /s/Thomas Monahan
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                                      Thomas Monahan CPA